Exhibit 16.1
January 3, 2008
Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561
Dear Sirs/Madams:
We have read Item 4 of Catapult Communications Corporation’s Form 8-K dated January 3, 2008 and have the following comments:
1.	We agree with the statements made in Item 4.01(a).
2.	We have no basis on which to agree or disagree with the statements made in Item 4.01(b).
Yours truly,
/s/ Deloitte & Touche LLP